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                                                                      EXHIBIT 12

                                                                     QUARTER    QUARTER
                                                                       ENDED     ENDED
                                                                     MAR. 31,   MAR. 31,
                                                                       2000      1999
                                                                     -------    --------
                                                                          $ in 000's
RATIO OF EARNINGS TO FIXED CHARGES
   Income before income taxes and extraordinary item                 $21,303    $(11,950)
   Interest                                                           20,864      19,890
   Bond discount amortization(a)                                          --          --
   Loan cost amortization                                                909         769
                                                                     -------    --------
   Earnings                                                          $43,076    $ 8,709

   Interest expense                                                  $20,864    $ 19,890
   Capitalized interest                                                  690       1,050
   Bond discount amortization(a)                                          --          --
   Loan cost amortization                                                909         769
                                                                     -------    --------
   Fixed Charges                                                     $22,463    $ 21,709
   Preferred Stock Dividends                                         $ 4,042    $  4,026
   Fixed Charges and Preferred Stock Dividends                       $26,505    $ 25,735

   Ratio                                                                1.63        0.34

(A) Bond discount excluded since its included in interest expense

   Insufficient coverage                                             $    --     $17,026
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